Exhibit 3.106(b)
USP Texas, L.P.
A Texas Limited Partnership
          This Limited Partnership Agreement is entered into as of the 1st day of January, 2000, by and between USP North Texas, Inc., a Delaware corporation (the “General Partner”), and USP Nevada Holdings, LLC, a Nevada corporation (the “Limited Partner”), as follows:
          1. Formation, Purpose and Business of Limited Partnership. The General Partner and the Limited Partner (sometimes hereinafter collectively referred to as the “Partners”), hereby enter into and form a limited partnership (the “Partnership”) pursuant to the Texas Revised Limited Act (the “Act”). The name of the Partnership shall be “USP Texas, L.P.” The rights and liabilities of the Partners shall be as provided in the Act, except as otherwise expressly provided herein. The purpose of the Partnership shall be to acquire, own and operate certain management and other corporate activities. The business of the Partnership shall be to provide management and other services to affiliated companies.
          2. Addresses and Ownership Interests of the Partners. The address of the General Partner is 17103 Preston Road, Suite 200N, Dallas, TX 75248. The address of the Limited Partner is 101 Convention Center Drive, Suite 850, Las Vegas, NV 89109.
          The General Partner shall make a capital contribution to the Partnership of $1.00 and shall own a 1% interest in the Partnership. The Limited Partner shall make a capital contribution of $99.00 to the Partnership and shall own a 99% interest in the Partnership. The partners shall also make a capital contribution of certain assets set forth in Exhibit A.
          3. Principal Office and Registered Agent. The address of the principal office where records of the Partnership are to be kept or made available is 17103 Preston Road, Suite 200N, Dallas, TX 75248. The name and address of the registered agent or the Partnership in the State of Texas is CT Corporation System, 350 N. St. Paul Street, Dallas, Texas 75201.
          4. Term. The term of the Partnership shall be from the date of the filing of a Certificate of Limited Partnership for the Partnership with the Secretary of State of the State of Texas until the partnership is terminated and dissolved upon the earlier of (a) the mutual agreement of the Partners or (b) December 31, 2050. Prior to the dissolution and liquidation of the Partnership, no Partner shall have the right to receive any distributions of or return of its capital contribution.
          5. Allocations of Income and Distributions. All distributions and all allocations of income, gains, losses and credit shall be made in accordance with the ownership percentages of each Partner as set forth in paragraph 2 above.
          6. Management by General Partner. The General Partner shall have the exclusive right and full power and authority to manage, control, conduct and operate the business of the Partnership. The General Partner is authorized to take any and all actions relating to the Partnership without the consent of the Limited Partner. Without limiting the generality of the foregoing, the General Partner may engage in transactions with the Partnership without any consent or approval of the Limited Partner. The General Partner shall maintain all books and records required by the Act to be maintained at the address specified above or at any other address designated by the General Partner. The General Partner shall have the right to designate a different registered agent and/or registered office for the Partnership by complying with the requirements of the Act.
          7. Indemnification. The Partnership shall indemnify and hold harmless the General Partner and its employees, agents, officers, directors and representatives to the fullest extent permitted by the Act.
          8. Withdrawals and Assignment. No Partner shall be permitted to withdraw from the Partnership, or to transfer, assign or pledge its interest in the Partnership, without the prior written consent of the other Partner.

          9. Amendment. This Agreement may be amended solely by the General Partner without the approval of the Limited Partner. Any such amendment approved by the General Partner may amend and restate this Agreement in its entirety and may add and/or substitute partners and re-allocate the ownership interest of the partners in the sole and absolute discretion of the General Partner.
          IN WITNESS WHEREOF, the parties hereto have executed this Limited Partnership Agreement as of the day and year first above written.

USP NORTH TEXAS, INC.
By	/s/ John Wellik
Name	John Wellik
Title	Vice President

USP Nevada Holdings, LLC
By	/s/ Monte Miller
Name	Monte Miller
Title	Secretary